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                                                                      EXHIBIT 11


                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


RETURN ON EQUITY AND ASSETS


                                                                          DECEMBER 31, 2000
                                                                                 TO
                                                            ANNUALIZED      JUNE 30, 2001
                                                            ----------      -------------

Return on average total assets                               0.61%                 0.30%
Return on average equity                                     9.25%                 4.59%
Dividend payout ratio                                           NA                    NA
Average equity to average assets                                                   6.63%


STATEMENT OF COMPUTED PER SHARE EARNINGS

Net income                                                                $    1,692,180

Average shares outstanding                                                     3,112,702

Basic and diluted earnings per share                                      $         0.58








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